Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact: PHONE: FAX:	Dennis Gershenson, President & CEO or Richard Smith, CFO (248) 350-9900 (248) 350-9925	FOR IMMEDIATE RELEASE

RAMCO-GERSHENSON ANNOUNCES $450 MILLION
JOINT VENTURE WITH ING CLARION PARTNERS’
CLARION LION PROPERTIES FUND

FARMINGTON HILLS, Mich., – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has formed a joint venture (the Venture) with Clarion Lion Properties Fund, a private equity real estate fund advised by ING Clarion Partners. The Venture will acquire up to $450 million of stable, well-located community shopping centers in the Southeastern and Midwestern United States. Ramco-Gershenson Properties Trust and Clarion Lion Properties Fund have committed to contribute equity capital of $54 million and $126 million, respectively to the Venture. Deutsche Bank Securities Inc. acted as a financial advisor to Ramco for the transaction.

As previously announced, Ramco recently entered into purchase agreements for nine shopping centers in Florida and Michigan with an aggregate purchase price of $266.3 million. These centers will be the first acquisition made by the Venture. To date three of the centers have been purchased with a total purchase price of $48 million. The remaining six shopping centers are expected to close by the end of the first quarter. The Venture has 24 months to invest the balance of the $450 million program capital.

Ramco will manage the Venture and its properties and will receive fees for acquisitions, financing, property management, leasing, construction management and disposition of the assets as well as have the opportunity to receive performance based incentives. Ramco expects the Venture will be accretive to earnings and enhance its management and operating efficiencies in its core markets.

“We are excited about the opportunity to work with ING Clarion through their Clarion Lion Properties Fund on a joint venture of this magnitude. We are also pleased to be able to initially establish the Venture with new acquisitions representing approximately 60% of its total size in lieu of contributing a number of assets from our existing portfolio to seed the relationship”, said Dennis Gershenson, President and Chief Executive Officer. “In addition to the immediate accretive benefit of the transaction, Ramco’s history of being able to add value to core assets will further benefit both Venture partners.”

Stephen Hansen, Managing Director and Portfolio Manager for the Lion Properties Fund added “This joint venture affords us the opportunity to co-invest with a major shopping center operator in their core markets. We benefit from having a specified portfolio of properties and the ability to add new investments to the Venture.”

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust has a portfolio of 74 shopping centers totaling approximately 15.2 million square feet of gross leasable area, consisting of 73 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

About ING Clarion Partners

Founded in 1982, ING Clarion and its affiliates manage $18 billion in assets in the private equity, public equity and public debt sectors of the real estate markets. ING Clarion is headquartered in New York with more than 600 employees located in major markets throughout the United States. The firm is the U.S. real estate investment management affiliate of the ING Group, one of the world’s largest financial services companies. ING has more than $600 billion in global assets under management, including $57 billion of real estate assets.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com